EXHIBIT 99.1

Contacts:

For ImmunoGen, Inc. Carol Hausner (Investors) Executive Director, Investor Relations and Corporate Communications (617) 995-2500 Tony Loke (Media) Rx Communications Group, LLC (917) 322-2164	For Biogen Idec Christina Dillon (Investors) Senior Manager, Investor Relations (617) 679-2812 Jose Juves (Media) Associate Director, Public Affairs (617) 914-6524

FOR IMMEDIATE RELEASE

Biogen Idec and ImmunoGen, Inc. to Collaborate

On Development of  Novel Anticancer Compound

– Agreement Provides Biogen Idec with Rights to Use ImmunoGen TAP Technology –

CAMBRIDGE, MA and SAN DIEGO, CA, October 6, 2004 – ImmunoGen, Inc. (Nasdaq: IMGN) and Biogen Idec, Inc. (NASDAQ: BIIB) today announced that Biogen Idec has licensed exclusive rights to use ImmunoGen’s proprietary Tumor-Activated Prodrug (TAP) technology with antibodies to an undisclosed tumor cell target.

Under the terms of the agreement, Biogen Idec will receive exclusive worldwide rights to develop and commercialize anticancer therapeutics that comprise an antibody developed by Biogen Idec to an undisclosed tumor cell target and a maytansinoid cell-killing agent developed by ImmunoGen. ImmunoGen has developed its maytansinoid cell-killing agents specifically for antibody-directed delivery to cancer cells.

Biogen Idec will be responsible for the research, development, manufacturing, and marketing of any products resulting from the license. ImmunoGen will receive from Biogen Idec an upfront payment of $1 million, up to an additional $42 million if certain predetermined milestones are met, and royalties on the sales of any resultant products. ImmunoGen will also receive compensation from Biogen Idec for product development research done on its behalf, as well as for the production of preclinical and initial clinical materials.

-more-

“This agreement builds on Biogen Idec’s significant experience with antibodies and anticancer therapeutics, and enables us to leverage previous research,” said Michael Gilman, Executive Vice President, Research for Biogen Idec. “Licensing ImmunoGen’s TAP technology supports Biogen Idec’s commitment to continue to strengthen our oncology portfolio. We believe this program can lead to an exciting new therapy for many solid tumor malignancies.”

“We are delighted that Biogen Idec has recognized the value of our TAP technology as a way to create antibody-based anticancer compounds that have the potential to provide much better efficacy and tolerability than traditional anticancer drugs,” said Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. “Biogen Idec is highly experienced in the successful development of antibody-based therapeutics, including anticancer therapeutics, and now joins the growing ranks of major pharmaceutical and biotech companies that have licensed rights to our TAP technology.”

ImmunoGen’s TAP technology is designed to provide tumor-targeting antibodies with significant anticancer activity. ImmunoGen attaches to the antibody one of its proprietary cell-killing agents as a payload. The antibody serves to deliver the payload selectively to cancer cells, and the payload serves to kill the cancer cells.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1. ImmunoGen out-licenses its TAP technology in exchange for upfront, milestone, and manufacturing payments plus royalties. Companies developing products using ImmunoGen’s TAP technology include Boehringer Ingelheim (bivatuzumab mertansine), Millennium Pharmaceuticals (MLN2704), Genentech (Trastuzumab-DM1) and Biogen Idec. ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium. ImmunoGen and Aventis, now a part of the Sanofi-Aventis group, have a collaboration to discover, develop, and commercialize antibody-based anticancer therapeutics. The agreement provides ImmunoGen with committed funding and includes milestone payments, royalties, and co-promotion rights. For additional information about ImmunoGen, please visit www.immunogen.com.

About Biogen Idec

Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For press releases and additional information about Biogen Idec, please visit www.biogenidec.com.

For ImmunoGen, Inc.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated advancement into the next stages of clinical testing of cantuzumab mertansine and huN901-DM1; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

For Biogen Idec

This press release contains forward-looking statements regarding the expected discovery of drugs under the Biogen Idec/ImmunoGen license.  By their nature forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Drug development generally involves a high degree of risk. For example, the effectiveness of products arising from the license in humans may not be as expected or may not be consistent with the scientific rationale or there may be safety issues, unexpected technical or manufacturing hurdles and intellectual property disputes. Other factors that could affect these forward-looking statements are described in the periodic reports filed with the US Securities and Exchange Commission by Biogen Idec Inc. The forward-looking statements included in this press release represent the company’s best judgment as of the date hereof based in part on preliminary information and certain assumptions which management believes to be reasonable. The company disclaims any obligation to update these forward-looking statements.

# # #